Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT
(Willdan Group, Inc. and L. Mallory McCamant)

This Amendment to Employment Agreement (hereafter “Amendment”) is entered into by and between Willdan Group, Inc., a Delaware corporation (“Company”), and L. Mallory McCamant (“Employee”) this 23rd day of March, 2007.

1.                                       Amendment to Employment Agreement.  Effective retroactive to January 1, 2007, Section 3A of the Restated Employment Agreement, between Willdan Group, Inc., a Delaware corporation, formerly The Willdan Group of Companies, a California corporation (“Company”), and L. Mallory McCamant (“Employee”) effective August 1, 2006 (hereafter the “Employment Agreement) is amended, to read, as follows:

“A.  Base annual salary in the amount of $205,000, payable bi-weekly.”

2.                                       No other Changes to Employment Agreement.  All other terms, conditions and provisions contained in the Employment Agreement shall remain in full force and effect, without modification.

3.                                       Representation by Legal Counsel.  The parties hereto acknowledge that Robert L. Lavoie of Lavoie, McCain & Jarman has been retained by Company to represent Company in this transaction.  Employee consents to such representation and waives any conflict of interest as may be presented by such representation.  Employee has been advised to have this Amendment reviewed by independent legal counsel of Employee’s choosing.  Company may assume that Employee has sought such consultation and that Employee’s agreement with the terms, conditions and provisions of this Amendment are with the benefit of such independent legal advice.

Executed on March 23, 2007, at Anaheim, California.

Company:		Employee:
Willdan Group, Inc.

By:	/s/ W. Tracy Lenocker	/s/ Mallory McCamant
	Tracy Lenocker, President & CEO	L. Mallory McCamant